Exhibit 99.1

              Sovran Self Storage Reports Third Quarter Results and
                   Acquisition of Two Self-Storage Facilities

    BUFFALO, N.Y.--(BUSINESS WIRE)--Nov. 3, 2004--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended September 30, 2004.
    Net income available to common shareholders for the third quarter of 2004 was $5.5 million or $.35 per diluted share. Net income available to common shareholders for the same period in 2003 was $4.8 million or $.35 per diluted share. Funds from operations for the quarter were $9.7 million or $.62 per fully diluted common share compared to $10.0 million or $.74 per fully diluted share for the quarter ended September 30, 2003. Improved occupancies and revenue growth were offset by a $1.4 million charge associated with the Company's redemption of its Series B Preferred Stock, previously announced expenses resulting from hurricane damage in Florida and dilution attributable to the issuance of almost 2 million common shares via the Company's Dividend Reinvestment and Stock Purchase Plan and Employee Stock Option Plan since September 30, 2003.
    David Rogers, the Company's Chief Financial Officer, commented, "The costs associated with the preferred stock redemption and the hurricanes masked an otherwise excellent quarter. Our revenues and occupancies are up, our operating margins are strong and the ten properties we acquired this year are doing great."

    OPERATIONS:

    Total Company net operating income for the third quarter grew 9.7% compared with the same quarter in 2003 to $20.6 million. This growth was the result of improved operating performance and additional stores acquired in 2003 and the nine months of 2004. Overall average occupancy was 86% and average rent per square foot for the portfolio was $9.60.
    Revenues at the 259 stores owned and/or managed for the entire quarter in both years increased 5.4% over the third quarter of 2003, the result of a 4.1% increase in rental rates, a 50 basis point increase in average occupancy and a 20% increase in truck rental and other revenues. Increased personnel, utilities, and insurance costs caused same store operating expenses to increase by 5.2%. Additionally, storm damage costs of over $600,000 for the four Florida hurricanes was incurred. As a result, same store net operating income improved by 2.5% for the 3rd quarter (5.6% excluding hurricane costs).
    During the quarter, the Company continued to advance its revenue initiatives. The Dri-guard humidity control system was installed at 6 more stores; it is now featured at 69 facilities. A total of 208 stores now provide free use of a truck to make it easier for customers to move into their storage spaces. The Company's call center is fully operational as an integrated sales and reservation system. All calls to the 271 Uncle Bob's stores are routed to the Customer Care Center, where operators serve as leasing agents for over 140,000 rental spaces.
    Strong performance was shown at the Company's stores throughout the Virginia, Florida, South Carolina and New York markets, while some of the Ohio, Texas, and New England stores experienced slower than expected growth during the quarter.

    ACQUISITIONS AND SALES:

    The Company acquired two stores during the quarter. A 128,000 sq. ft. facility was acquired in Chattanooga, TN at a cost of $6.9 million; there are now four Uncle Bob's stores in that market. The Company added a fifth store in Austin, TX; a 187,000 sq. ft. facility with a purchase price of $7.9 million.
    The Company sold its facility in Spartanburg, SC in September. This brings to a total of five Uncle Bob's stores sold in 2004.

    CAPITAL TRANSACTIONS:

    The Company entered into three previously announced financing transactions to increase its credit capacity and extend the maturities on its outstanding debt. The Company has issued $100 million of 10 year notes with an effective interest rate of 6.3%, $100 million of 5 year notes at LIBOR plus 150bp, and has negotiated a $75 million credit facility (expandable to $100 million) at LIBOR plus 137.5bp. At September 30, 2004, the Company had interest rate swap contracts in place on all but $42 million of its variable rate debt, and had $52 million outstanding on its line of credit.
    During the quarter, the Company issued 290,000 shares through its dividend reinvestment program, direct stock purchase plan and employee option plan. A total of $11.0 million was received, which was used to fund part of the Series B Preferred Stock redemption costs.
    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended September 30, 2004.
    On August 2, 2004, the Company redeemed its Series B 9.85% Preferred Stock for $30 million. Proceeds of the sale of common stock via the Company's Dividend Reinvestment Program and Share Purchase Plan since last September funded the redemption.
    On August 4, 2004, the Company issued 306,748 shares of its common stock in connection with a written notice from a holder of its Series C Preferred Stock requesting the conversion of 400,000 shares of Series C Preferred Stock into common stock. The shares of the Company's common stock issued upon conversion of the Series C Preferred Stock are registered for resale under the Securities Act of 1933, as amended, and, accordingly, are freely tradable by the holder. As of September 30, 2004, after giving effect to the conversion, the Company had 2,400,000 shares of its Series C Preferred Stock outstanding and 15,638,661 shares of its common stock outstanding.

    YEAR 2004 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain stable, and believes that growth in net operating income on a same store basis will be moderate. It expects to continue implementation of its Dri-guard and Uncle Bob's Truck initiatives, as well as other revenue enhancing programs, in which the Company is investing $6 to $7 million of capital expenditures this year.
    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing guidance, the Company is forecasting no further acquisitions or dispositions in 2004.
    Recent cost increases incurred by the Company, especially for property insurance, Directors and Officers insurance, and fees and expenses associated with Sarbanes Oxley Section 404 Compliance, have negatively affected operating results in the third quarter. The Company expects these costs to continue and has adjusted guidance accordingly.
    At September 30, 2004, all but $42 million of the Company's debt is either fixed rate, or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 1.38%.
    Management expects funds from operations for 2004 to be between $2.64 and $2.67 per share. Funds from operations for the fourth quarter of 2004 are projected at between $.71 and $.73 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Standard Time on Thursday, November 4, 2004. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.
    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 271 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Investor Relations at (716) 633-1850 or visit the Company's Web site.


SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA

                              September 30,
                                  2004     December 31,
(dollars in thousands)         (unaudited)     2003
----------------------        ------------------------
Assets
  Investment in storage
   facilities:
    Land                      $   148,296  $   134,248
    Building and equipment        657,799      593,041
                              -----------  -----------
                                  806,095      727,289
     Less: accumulated
      depreciation               (104,729)     (90,682)
                              -----------  -----------
  Investments in storage
   facilities, net                701,366      636,607
  Cash and cash equivalents         4,951       20,101
  Accounts receivable               1,463        1,626
  Receivable from related
   parties                             90           95
  Notes receivable from joint
   ventures                         2,727        2,133
  Investment in joint ventures      1,295        2,926
  Prepaid expenses                  3,360        3,093
  Other assets                      5,539        6,079
  Net assets of discontinued
   operations                           -       10,676
                              -----------  -----------
    Total Assets              $   720,791  $   683,336
                              ===========  ===========
Liabilities
  Line of credit              $    52,000  $     9,000
  Term notes                      200,000      200,000
  Accounts payable and accrued
   liabilities                     11,004       10,069
  Deferred revenue                  3,714        3,440
  Fair value of interest rate
   swap agreements                  4,979        7,835
  Accrued dividends                 9,461        8,592
  Mortgage payable                 46,271       46,819
                              -----------  -----------
    Total Liabilities             327,429      285,755

  Minority interest -
   Operating Partnership           12,206       13,671
  Minority interest - Locke
   Sovran II, LLC                  15,154       15,713

Shareholders' Equity
  9.85% Series B Cumulative
   Preferred Stock                      -       28,585
  8.375% Series C Convertible
   Cumulative Preferred Stock      53,227       67,129
  Common stock                        168          154
  Additional paid-in capital      405,172      356,875
  Unearned restricted stock        (1,877)      (1,722)
  Dividends in excess of net
   income                         (58,789)     (48,069)
  Accumulated other
   comprehensive loss              (4,724)      (7,580)
  Treasury stock at cost          (27,175)     (27,175)
                              -----------  -----------
    Total Shareholders'
     Equity                       366,002      368,197
                              -----------  -----------

  Total Liabilities and
   Shareholders' Equity       $   720,791  $   683,336
                              ===========  ===========



CONSOLIDATED STATEMENTS OF
 OPERATIONS
(unaudited)
                                July 1,       July 1,
                                 2004          2003
                                  to            to
(dollars in thousands, except September 30, September 30,
 per share data)                 2004          2003
                              ------------------------
Revenues:
  Rental income               $    31,433  $    27,938
  Other operating income              988          802
                              ------------------------
    Total operating revenues       32,421       28,740

Expenses:
  Property operations and
   maintenance                      8,895        7,486
  Real estate taxes                 2,957        2,510
  General and administrative        2,730        2,509
  Depreciation and
   amortization                     5,119        4,746
                              -----------  -----------
    Total operating expenses       19,701       17,251
                              -----------  -----------

Income from operations             12,720       11,489

Other income (expense)
  Interest expense                 (4,602)      (3,707)
  Interest income                      98          104
  Write-off of unamortized
   financing fees                       -         (713)
  Minority interest -
   Operating Partnership             (233)        (286)
  Minority interest -
   consolidated joint venture        (149)        (165)
  Equity in income of joint
   ventures                            65           64
                              -----------  -----------
Income from continuing
 operations                         7,899        6,786
  Income from discontinued
   operations                         513          227
                              -----------  -----------
Net Income                          8,412        7,013
  Redemption amount in excess
   of carrying value of
   Series B Preferred Stock        (1,415)           -
  Preferred stock dividends        (1,503)      (2,204)
                              -----------  -----------
Net income available to common
 shareholders                 $     5,494  $     4,809
                              ===========  ===========
Per common share - basic:
  Continuing operations       $      0.33  $      0.34
  Discontinued operations            0.03         0.02
                              -----------  -----------
   Earnings per common share
    - basic                   $      0.36  $      0.36
                              ===========  ===========
Per common share - diluted:
  Continuing operations       $      0.32  $      0.33
  Discontinued operations            0.03         0.02
                              -----------  -----------
    Earnings per common share
     - diluted                $      0.35  $      0.35
                              ===========  ===========

Common shares used in basic
 earnings per share
 calculation                   15,414,524   13,426,533

Common shares used in diluted
 earnings per share
 calculation                   15,505,652   13,551,836

Dividends declared per common
 share                        $    0.6050  $    0.6025
                              ===========  ===========

                               January 1,   January 1,
                                 2004         2003
                                  to           to
(dollars in thousands, except September 30, September 30,
 per share data)                   2004         2003
                              ------------------------
Revenues:
  Rental income               $    88,502  $    80,804
  Other operating income            2,638        2,066
                              -----------  -----------
    Total operating revenues       91,140       82,870

Expenses:
  Property operations and
   maintenance                     23,820       21,004
  Real estate taxes                 8,417        7,596
  General and administrative        7,816        7,175
  Depreciation and
   amortization                    14,678       13,951
                              -----------  -----------
    Total operating expenses       54,731       49,726
                              -----------  -----------

Income from operations             36,409       33,144

Other income (expense)
  Interest expense                (13,015)     (10,825)
  Interest income                     315          311
  Write-off of unamortized
   financing fees                       -         (713)
  Minority interest -
   Operating Partnership             (782)        (893)
  Minority interest -
   consolidated joint venture        (345)        (480)
  Equity in income of joint
   ventures                           154           97
                              -----------  -----------
Income from continuing
 operations                        22,736       20,641
  Income from discontinued
   operations                       1,306          618
                              -----------  -----------

Net Income                         24,042       21,259
  Redemption amount in excess
   of carrying value of
   Series B Preferred Stock        (1,415)           -
Preferred stock dividends          (5,911)      (6,613)
                              -----------  -----------
Net income available to common
 shareholders                 $    16,716  $    14,646
                              ===========  ===========

Per common share - basic:
  Continuing operations       $      1.03  $      1.06
  Discontinued operations            0.09         0.05
                              -----------  -----------
    Earnings per common share
     - basic                  $      1.12  $      1.11
                              ===========  ===========

Per common share - diluted:
  Continuing operations       $      1.02  $      1.05
  Discontinued operations            0.09         0.05
                              -----------  -----------
    Earnings per common share
     - diluted                $      1.11  $      1.10
                              ===========  ===========
Common shares used in basic
  earnings per share
  calculation                  14,946,367   13,152,339

Common shares used in diluted
 earnings per share
 calculation                   15,071,366   13,267,558

Dividends declared per common
 share                        $    1.8100  $    1.8025
                              ===========  ===========



COMPUTATION OF FUNDS FROM
 OPERATIONS (FFO) (1)
(unaudited)
                                July 1,      July 1,
                                 2004         2003
                                   to          to
(dollars in thousands, except September 30, September 30,
 per share data)                  2004         2003
                              --------------------------

Net income                    $     8,412  $     7,013
Minority interest in income           382          451
Depreciation of real estate
 and amortization of intangible
 assets exclusive of deferred
 financing fees                     4,940        4,676
Depreciation of real estate
 included in discontinued
 operations                             8            -
Depreciation and amortization
 from unconsolidated joint
 ventures                             116          112
Write-off of unamortized
 financing fees                         -          713
Gain on sale of real estate          (554)           -
Redemption amount in excess of
 carrying value of Series B
 Preferred Stock                   (1,415)           -
Preferred dividends                (1,503)      (2,204)
Funds from operations
 allocable to minority
 interest in Operating
 Partnership                         (322)        (372)
Funds from operations
 allocable to minority
 interest in Locke
 Sovran II, LLC                      (396)        (396)
                              -----------  -----------
Funds from operations
 available to common
 shareholders                       9,668        9,993
FFO per share - diluted       $      0.62  $      0.74

                               January 1,   January 1,
                                 2004          2003
                                  to            to
(dollars in thousands, except September 30, September 30,
 per share data)                  2004         2003
                              ------------------------

Net income                    $    24,042  $    21,259
Minority interest in income         1,127        1,373
Depreciation of real estate
 and amortization of
 intangible assets exclusive
 of deferred financing fees        14,181       13,553
Depreciation of real estate
 included in discontinued
 operations                            90            -
Depreciation and amortization
 from unconsolidated joint
 ventures                             350          337
Write-off of unamortized
 financing fees                         -          713
Gain on sale of real estate        (1,148)           -
Preferred dividends                (5,911)      (6,613)
Redemption amount in excess of
 carrying value of Series B
 Preferred Stock                   (1,415)           -
Funds from operations
 allocable to minority
 interest in Operating
 Partnership                         (962)      (1,161)
Funds from operations
 allocable to minority
 interest in Locke
 Sovran II, LLC                    (1,072)      (1,165)
                              -----------  -----------
Funds from operations
 available to common
 shareholders                      29,282       28,296
FFO per share - diluted       $      1.94  $      2.14

(1) The Company believes that Funds from Operations ("FFO") provides relevant and meaningful information about its operating performance that is necessary, along with net earnings and cash flows, for an understanding of its operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictability in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, the Company believes FFO is a useful supplemental measure in evaluating its operating performance by disregarding (or adding back) historical cost depreciation.

FFO is defined by the National Association of Real Estate
Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.



QUARTERLY SAME STORE DATA (2)   July 1,      July 1,
                                 2004         2003
                                  to           to
(dollars in thousands)       September 30, September 30,   Percentage
                                 2004          2003          Change
                              ----------------------------------------
Revenues:
  Rental income               $    30,894  $    29,415          5.0%
  Other operating income              927          771         20.2%
                              -----------  -----------         ----
    Total operating revenues       31,821       30,186          5.4%

Expenses:
  Property operations,
   maintenance, and real
  estate taxes                     11,655       10,513         10.9%
                              -----------  -----------         -----

Operating income              $    20,166  $    19,673          2.5%

    (2) Includes the 259 stores owned and/or managed by the Company for the entire periods presented.

YEAR TO DATE SAME STORE DATA   January 1,  January 1,
 (3)                             2004         2003
                                  to           to
(dollars in thousands)         September    September   Percentage
                               30, 2004     30, 2003      Change
                              ----------------------------------------
Revenues:
  Rental income               $    87,023  $    82,948        4.9%
  Other operating income            2,462        1,944       26.6%
                              -----------  -----------       -----
    Total operating revenues       89,485       84,892        5.4%

Expenses:
  Property operations,
   maintenance, and real
   estate taxes                    32,099       29,664        8.2%
                              -----------  -----------        ----

Operating income              $    57,386  $    55,228        3.9%

    (3) Includes the 255 stores owned and/or managed by the Company for the entire periods presented.

OTHER DATA                        Same Store (2)       All Stores
                              --------------------   ---------------
                                 2004        2003     2004     2003
                              -------      -------   ------    -----

Weighted average quarterly
 occupancy                       86.6%        86.1%   86.0%    86.1%

Occupancy at September 30        86.0%        85.8%   85.4%    85.8%

Rent per occupied square foot   $9.40        $9.03   $9.60    $9.03

Investment in Storage
 Facilities:
---------------------

The following summarizes
 activity in storage
 facilities during the nine
 months ended September 30,
 2004:

Beginning balance                $727,289
  Property acquisitions            66,154
  Improvements and equipment
   additions:
    Dri-guard humidity control
     installations                  1,552
    Expansions                      4,303
    Roofing, paving, painting,
     and equipment                  5,912
    Rental trucks                   1,075
  Dispositions                       (190)
                                 --------
Storage facilities at cost at
 period end                      $806,095
                                 ========

                               September    September
                                30, 2004    30, 2003
                              ------------------------
Common shares outstanding at
 September 30                  15,638,661   13,666,773
Operating Partnership Units
 outstanding at September 30      497,999      544,865



    CONTACT: Sovran Self Storage, Inc., Buffalo
             David Rogers or Diane Piegza
             716-633-1850